LIMITED BRANDS ANNOUNCES RETIREMENT OF CFO KEN STEVENS

— EXPECTS TO REPORT 40% INCREASE IN SECOND QUARTER EPS —

— PROVIDES THIRD QUARTER AND FULL YEAR 2006 PROJECTION —

Columbus, Ohio (August 15, 2006) — Limited Brands (NYSE: LTD) today announced that Chief Financial Officer Ken Stevens has made the decision to retire. Mr. Stevens has been with the Company for almost five years in various leadership roles. Effective immediately, Martyn Redgrave, Chief Administrative Officer, will assume the responsibilities of CFO in addition to his current duties.

“We are very grateful to Ken for all that he has done for the business. Ken’s reasons for leaving are personal; we support him in his choice and wish him well,” said Leslie H. Wexner, Chairman and CEO. He added that, “Martyn Redgrave’s extensive financial experience and knowledge of our business qualifies him to once again serve as our principal financial officer.”

Mr. Stevens stated, “After more than thirty years in business, I have decided to devote more time and attention to my family. I have greatly enjoyed my years at Limited Brands, and have been proud to work with some truly great teams and very talented people.”

Mr. Redgrave has been with Limited Brands since February of 2005. Prior to joining Limited Brands, Mr. Redgrave served as EVP and CFO for Carlson Companies, Inc. for eleven years. He also spent fourteen years in positions of increasing responsibility at Pepsico, Inc., including serving as SVP and CFO for both Kentucky Fried Chicken and Taco Bell.

Mr. Redgrave received an A.B. in Economics from Princeton University, an MBA from the Stern School of Business at New York University and is a Certified Public Accountant. In addition, he serves on the Board of Directors of Deluxe Corporation, a New York Stock Exchange listed company, and is the Chairman of their Audit Committee and a member of their Finance Committee.

Second Quarter Earnings Results and Third Quarter and 2006 Outlook

The Company stated that it expects to report second quarter earnings per share of $0.28 compared to $0.20 last year, a 40% increase. It expects third quarter earnings per share to be roughly flat versus last year’s breakeven result, and 2006 earnings per share of $1.55 to $1.65. Complete second quarter results will be released after the close of the market on Wednesday, August 16th, and the second quarter earnings conference call will be held at 9 a.m. eastern time on August 17th. To hear further commentary provided on Limited Brands’ second quarter earnings call, dial 1-877-601-1433 for the live call prior to 9:00 a.m. ET on August 17, 2006 or call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.LimitedBrands.com for an audio replay.

ABOUT LIMITED BRANDS:
 Limited Brands, through Victoria’s Secret, Bath & Body Works, C.O. Bigelow, Express, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,519 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com. Bath & Body Works products are also available at www.BathandBodyWorks.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by the Company or management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which are beyond our control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by the Company or management: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of the Company’s business; risks associated with severe weather and changes in weather patterns; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of the Company’s products and the Company’s ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully, offer products at the appropriate price points and enhance the Company’s brand image; risks associated with the Company’s ability to retain, hire and train key personnel and management; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner or meet quality standards; risks associated with the Company’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes, other charges and quotas on imports, risks related to local business practices, potential delays or disruptions in shipping and related pricing impacts and political issues and risks related to currency and exchange rates; risks associated with the dependence on a high volume of mall traffic and the possible lack of availability of suitable store locations on appropriate terms; risks associated with increases in the costs of mailing, paper and printing; risks associated with our ability to service any debt we incur from time to time as well as the requirements the agreements related to such debt impose upon us; risks associated with the Company’s reliance on information technology, including risks related to the implementation of new information technology systems and risks related to utilizing third parties to provide information technology services; risks associated with natural disasters and risks associated with rising energy costs. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this report or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

For further information, please contact:	Tom Katzenmeyer
Sr. Vice President, Investor, Media & Community Relations
Limited Brands
614-415-7076 tel.
www.LimitedBrands.com